EXHIBIT 10.3

AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

This Amendment No.1 to Stock Option Agreement (the “Agreement”) is made and effective as of March 17, 2005 (the “Effective Date”) by and among Samsonite Corporation, a Delaware corporation (the “Company”), Marcello Bottoli (the “CEO”), and Stonebridge Development Limited, a corporation organized under the laws of the British Virgin Islands (the “Grantee”).

WHEREAS, the Company, the CEO, and the Grantee entered into that certain Stock Option Agreement dated April 19, 2004 (the “Option Agreement”) and said Option Agreement was approved, adopted and ratified by the Compensation Committee (the “Committee”) of the Board of Directors of the Company in a consent action dated May 21, 2004; and

WHEREAS, the Committee, on March 17, 2005, approved and adopted an amendment to the Option Agreement with respect to the exercise price contained therein; and,

WHEREAS, the Committee, on May 9, 2005, approved and adopted certain additional amendments to the Option Agreement as desired and requested by the Company, the CEO, and the Grantee.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendment of Section 3.  Section 3 (Exercise Price) of the Option Agreement is hereby amended in its entirety as follows:

“3.  Exercise Price.  Tier One and Tier Two Options shall have exercise prices per share of Common Stock issuable upon exercise of such Options equal to $0.665 and $0.70, respectively (the “Exercise Price”).”

2.             Amendment of Section 8.  Section 8 (Termination) of the Option Agreement is hereby amended and restated in its entirety as follows:

“8.  Termination.

(a)           Resignation.  If the CEO resigns from his position as chief executive officer of the Company (i) for Good Reason and (ii) in the fiscal year immediately preceding CEO’s resignation the Company achieves EBITDA that exceeded the performance model as agreed to between the Company and the CEO, then all of the Grantee’s non-vested options shall become fully vested.  If CEO resigns and the above two conditions are not met, the Grantee’s non-vested options shall be cancelled.

(b)           Termination for Cause.  If the CEO is terminated from employment by the Company for Cause, then all the Options (whether vested or unvested) shall automatically terminate and be cancelled without any action on the part of the Company on the date that employment is terminated.

(c)           Other Terminations.  If the CEO’s employment with the Company is terminated by the Company for any reason other than Cause, then all unvested Options will automatically terminate and be cancelled without any action on the part of the Company on the date of termination.  All Options that have vested prior to that date will remain exercisable until the earlier to occur of (1) the 90th day following such date of termination or (2) the expiration of the Option Term.

(d)           Company Call Option.  In the event that the CEO is no longer employed as the chief executive officer of the Company, for any reason (the date of such cessation of office being referred to herein as the “Termination Date”), the Options held by the Grantee and/or any Affiliates of the CEO and/or the Grantee shall be subject to repurchase by the Company (unless such purchase by the Company would violate Delaware law) or any third party designated by the Company and the New Investors, pursuant to the terms and conditions set forth in this Section 8(d) (the “Call Option”).  For the avoidance of doubt, the Company has the right, but not the obligation, to utilize the Call Option.

(i)            For a period of thirty (30) days beginning on the Termination Date, the Grantee shall have the right to exercise its vested Options on a cashless basis, provided that such Options are in-the-money.

(ii)           Provided that (A) the Grantee does not exercise its vested Options during the period of thirty (30) days beginning on the Termination Date either pursuant to Section 8(d)(i) above or in any manner permitted under Section 10(c) and (B) in the event the CEO has been terminated without Cause, upon death or Permanent Disability, or CEO has resigned for Good Reason, the Grantee’s unexercised options may be acquired by the Company at Fair Market Value.

(iii)          In all circumstances other than those described in Section 8(d)(ii) the Grantee’s unexercised options shall automatically terminate and be cancelled without any action on the part of the Company on the 31st day following the Termination Date.

(e)           Extension After Certain Terminations.  If the CEO’s employment with the Company is terminated other than for a reason described in paragraph (a) or (c) of this Section 8 and the CEO dies or suffers from a Permanent Disability within 90 days after termination, then the Grantee may exercise the Options, to the extent vested and exercisable as of the date of termination, until the earlier to occur of (1) the first anniversary of the date of death or Permanent Disability or (2) the expiration of the Option Term.

(f)            Termination Prior to March 3, 2009.  Notwithstanding any provision in this Agreement to the contrary, in the event that prior to March 3, 2009 the CEO is no longer employed as the chief executive officer of the Company, for any reason other than the Company is declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding, the Company may, at its sole discretion, offset any amounts the CEO owes it or its Subsidiaries or Affiliates (including any indemnities Executive owes to the Company or its Subsidiaries or Affiliates) by canceling a number, fraction, or combination of Options and/or Option Shares that have a Fair Market Value equal to the amount the CEO owes to the Company or its Subsidiaries or Affiliates.”

3.             Amendment of Section 10(d).  Section 10(d) (Discretion to Receive Cash on Exercise) of the Option Agreement is hereby amended and restated in its entirety as follows:

“(d)         Discretion to Receive Cash on Exercise.  To the extent permissible by both applicable law and the 1999 Plan, after the completion of an Approved IPO and provided that the Grantee has exercised its vested Options pursuant to Section 8(d)(i), the Grantee may, in lieu of delivering payment of the exercise price in accordance with Section 10(c) above, elect to receive from the Company a cash sum equal to the difference between the Fair Market Value of the Option Shares in respect of which the Exercise Notice was given and the aggregate Exercise Price of such Option Shares.  If payment is made pursuant to this Section 10(d), the Grantee shall have no further rights in respect of the Option Shares for which the notice of exercise was given.  The Company may make any deductions in respect of such payment which it is required to make under the laws of any territory which laws are applicable to the Grantee, its Affiliates, and the Company.”

4.             Effect of Amendments.  In the event of any inconsistency between the provisions of the Option Agreement and the applicable provisions of this Agreement, the provisions of this Agreement shall control in all respects.  Otherwise, the Original Agreement shall remain in full force and effect.

5.             Benefits.  This Agreement will inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon the CEO and the Grantee and all rights granted to the Company under this Agreement will be binding upon the CEO and the Grantee and, to the extent provided in this Agreement, the CEO’s heirs and the CEO’s and Grantee’s legal representatives and successors.  No other Person has any rights under this Agreement.

6.             Severability.  If any one or more provisions of this Agreement is deemed to be illegal or unenforceable, the illegality or unenforceability will not affect the validity and enforceability of the remaining legal and enforceable provisions, which will be construed as if such illegal or unenforceable provision or provisions had not been inserted.

7.             Governing Law.  This Agreement will be construed and governed in accordance with the laws of the State of New York.

8.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SAMSONITE CORPORATION		MARCELLO BOTTOLI

By:	/s/ Richard Wiley	/s/ Marcello Bottoli

Name:	Richard Wiley

Title:	CFO

STONEBRIDGE DEVELOPMENT LIMITED

By:	/s/ Stefania Tomasini

Name:	Stefania Tomasini

Title:	Sole Director